Filed Pursuant to Rule 424(b)(5)
Registration No. 333-237971

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 1, 2020)

Up to $100 Million Maximum Aggregate Offering Price of Common Shares

SFL Corporation Ltd.

We have entered into an Amended and Restated At-the-Market Sales Agreement, or the Sales Agreement, with BTIG, LLC (“BTIG” or the “sales agent”) relating to our common shares, offered by this prospectus supplement and the accompanying base prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell common shares having an aggregate offering price of up to $100,000,000 from time to time through BTIG, as our sales agent.

The Sales Agreement amended and restated our At-The-Market Sales Agreement, dated May 13, 2020, with BTIG (the “Original Agreement”). Upon entry into the Sales Agreement we terminated our prior “at-the-market” program established in May 2020 pursuant to the Original Agreement. At the time of such termination, we had sold 11,388,275 of our common shares for an aggregate sales price of $91,252,246 under the Original Agreement and our prospectus supplement dated May 13, 2020, which provided for the sale of up to $100,000,000 of our common shares.

Sales of common shares, if any, will be made in sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including, without limitation, by means of ordinary brokers’ transactions on the New York Stock Exchange, or the NYSE, at market prices, in block transactions, or as otherwise agreed upon by the sales agent and us.

We will pay the sales agent a commission of 1.0% of the gross proceeds of all sales of common shares for a per share price of less than or equal to the daily volume weighted average price as reported by Bloomberg for such trading day (the “Daily VWAP”) and 1.25% of the gross proceeds of all sales of common shares for a per share price that are higher than the Daily VWAP. The net proceeds from any sales under this prospectus supplement will be used as described under “Use of Proceeds” in this prospectus supplement.

In connection with the sales of our common shares on our behalf, BTIG may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to BTIG may be deemed to be underwriting commissions or discounts. We have agreed in the Sales Agreement to provide indemnification and contribution to BTIG against certain liabilities, including liabilities under the Securities Act.

Under the terms of the Sales Agreement, we also may sell common shares to the sales agent as principal for its own account at a price agreed upon at the time of sale. If we sell common shares to the sales agent as principal, we will enter into a separate agreement with the sales agent, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

The sales agent is not required to sell any specific number or dollar amount of our common shares, but will use commercially reasonable efforts, as our agent and subject to the terms of the Sales Agreement, to sell the common shares offered, as instructed by us. The offering of common shares pursuant to the Sales Agreement will terminate upon the earlier of (1) the sale of all of the common shares subject to the Sales Agreement or (2) the termination of the Sales Agreement by either the sales agent or us.

Our common shares are listed on the NYSE under the symbol “SFL.” On April 13, 2022, the last reported sale price of our common shares on the NYSE was $10.56 per share.

Investing in our common shares involves risks. You should carefully consider each of the factors described under “Risk Factors ” beginning on page S-4 of this prospectus supplement, on page 8 of the accompanying base prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus, before you make any investment in our common shares.

Neither the U.S. Securities and Exchange Commission, or the Commission, nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BTIG

Prospectus Supplement dated April 15, 2022

Prospectus Supplement

Base Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the Commission utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying base prospectus together with additional information described under the heading, “Where You Can Find Additional Information” before investing in our common shares.

We prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus supplement, in U.S. dollars and in conformity with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by us or on our behalf or to which we have referred you. We have not, and the sales agent has not, authorized anyone to provide you with information that is different. We and the sales agent take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement and accompanying base prospectus is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares. Our business, financial condition and results of operations and prospects may have changed since those dates.

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CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this prospectus supplement and the documents incorporated by reference may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts.

SFL Corporation Ltd. and its subsidiaries, or the Company, desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement pursuant to this safe harbor legislation. This prospectus supplement and any other written or oral statements made by the Company or on its behalf may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance and are not intended to give any assurance as to future results. When used in this document, the words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “will,” “may,” “should,” “expect,” “targets,” “likely,” “would,” “could” “seeks,” “continue,” “possible,” “might,” “pending” and similar expressions, terms or phrases may identify forward-looking statements.

The forward-looking statements herein are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond its control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Such statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company is making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated. In addition to these important factors and matters discussed elsewhere herein, important factors that, in the Company’s view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to:

•	the strength of world economies and currencies;

•	the Company’s ability to generate cash to service its indebtedness;

•	the Company’s ability to continue to satisfy its financial and other covenants, or obtain waivers relating to such covenants from its lenders under its credit facilities;

•

the availability of financing and refinancing, as well as the Company’s ability to obtain such financing or refinancing in the future to fund capital expenditures, acquisitions and other general corporate activities and the Company’s ability to comply with the restrictions and other covenants in its financing arrangements;

•	the Company’s counterparties’ ability or willingness to honor their obligations under agreements with it;

•	general market conditions in the seaborne transportation industry, which is cyclical and volatile, including fluctuations in charter hire rates and vessel values;

•	prolonged or significant downturns in the tanker, dry-bulk carrier, container and/or offshore drilling charter markets;

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•	the volatility of oil and gas prices, which effects, among other things, the tanker sector and/or the offshore drilling sector;

•	a decrease in the value of the charter-free market values of the Company’s vessels and drilling units;

•	an oversupply of vessels, including drilling units, which could lead to reductions in charter hire rates and profitability;

•	any inability to retain and recruit qualified key executives, key employees, key consultants or skilled workers;

•	the potential difference in interests between or among certain of the Company’s directors, officers, key executives and shareholders, including Hemen Holding Limited, our largest shareholder;

•	the risks associated with the purchase of second-hand vessels;

•	the aging of the Company’s fleet which could result in increased operating costs, impairment or loss of hire;

•	the adequacy of insurance coverage for inherent operational risks, and the Company’s ability to obtain indemnities from customers, changes in laws, treaties or regulations;

•	changes in supply and generally the number, size and form of providers of goods and services in the markets in which the Company operates;

•

the supply of and demand for oil and oil products and vessels, including drilling rigs, comparable to ours, including against the background of the possibility of accelerated climate change transition worldwide, including shifts in consumer demand for other energy resources could have an accelerated negative effect on the demand for oil and thus its transportation and drilling;

•

changes in market demand in countries which import commodities and finished goods and changes in the amount and location of the production of those commodities and finished goods and resulting changes to trade patterns;

•	technological innovation in the sectors in which we operate and quality and efficiency requirements from customers;

•	technology risk associated with energy transition and fleet/systems rejuvenation to alternative propulsions;

•	governmental laws and regulations, including environmental regulations, that add to our costs or the costs of our customers;

•	potential liability from safety, environmental, governmental and other requirements and potential significant additional expenditures related to complying with such regulations;

•

the impact of increasing scrutiny and changing expectations from investors, lenders, charterers and other market participants with respect to our Environmental, Social and Governance (“ESG”) practices;

•	increased inspection procedures and more restrictive import and export controls;

•

the imposition of sanctions by the Office of Foreign Assets Control of the Department of the U.S. Treasury or pursuant to other applicable laws or regulations imposed by the U.S. government, the EU, the United Nations or other governments against the Company or any of its subsidiaries;

•	compliance with governmental, tax, environmental and safety regulation, any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 or other applicable regulations relating to bribery;

•	changes in the Company’s operating expenses, including bunker prices, drydocking and insurance costs;

•

fluctuations in currencies and interest rates and the impact of the discontinuance of the London Interbank Offered Rate for US Dollars, or LIBOR, after June 30, 2023 on any of our debt referencing LIBOR in the interest rate;

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•

the volatility of prevailing spot market charter rates, which effects the amount of profit sharing payment the Company receives under charters with Frontline Shipping Limited, Golden Ocean Trading Limited and other charters;

•	the volatility of the price of the Company’s common shares;

•	changes in the Company’s dividend policy;

•	the future sale of the Company’s common shares or conversion of the Company’s convertible notes;

•	the failure to protect the Company’s information systems against security breaches, or the failure or unavailability of these systems for a significant period of time;

•	the entrance into transactions that expose the Company to additional risk outside of its core business;

•	difficulty managing planned growth properly;

•	the Company’s incorporation under the laws of Bermuda and the different rights to relief that may be available compared to other countries, including the United States;

•	shareholders’ reliance on the Company to enforce the Company’s rights against contract counterparties;

•	dependence on the ability of the Company’s subsidiaries to distribute funds to satisfy financial obligations and make dividend payments;

•	the potential for shareholders to not be able to bring a suit against the Company or enforce a judgement obtained against the Company in the United States;

•	treatment of the Company as a “passive foreign investment company” by U.S. tax authorities;

•	being required to pay taxes on U.S. source income;

•	the Company’s operations being subject to economic substance requirements;

•	the exercise of a purchase option by the charterer of a vessel or drilling unit;

•

the expected redelivery of the West Hercules to us in the second half of 2022 and the successful implementation of changes to the chartering and management structure of the West Linus, as more fully described in this annual report;

•	potential liability from future litigation, including litigation related to claims raised by public-interest organizations or activism with regard to failure to adapt or mitigate climate impact;

•	the withdrawal of the U.K. from the European Union and the potential negative effect on global economic conditions and financial markets;

•	increased cost of capital or limiting access to funding due to EU Taxonomy or relevant territorial taxonomy regulations;

•

the length and severity of the ongoing coronavirus outbreak (“COVID-19”) and governmental responses thereto and the impact on the demand for commercial seaborne transportation and the condition to the financial markets and any noncompliance with the amendments by the International Maritime Organization (“IMO”), the United Nations agency for maritime safety and the prevention of pollution by vessels, (the amendments hereinafter referred to as IMO 2020), to Annex VI to the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, collectively referred to as MARPOL 73/78 and herein as MARPOL, which will reduce the maximum amount of sulfur that vessels may emit into the air and applies to us since January 1, 2020;

•	the arresting or attachment of one or more of the Company’s vessels or rigs by maritime claimants;

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•	potential requisition of the Company’s vessels or rigs by a government during a period of war or emergency; and

•

world events, political instability, terrorist attacks or international hostilities, including the recent conflict between Russia and Ukraine and potential physical disruption of shipping routes as a result thereof.

This prospectus supplement may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. The Company may also from time to time make forward-looking statements in other documents and reports that are filed with or submitted to the Commission, in other information sent to the Company’s security holders, and in other written materials. The Company also cautions that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. The Company undertakes no obligation to publicly update or revise any forward-looking statement contained in this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law.

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SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus supplement. It may not contain all of the information that may be important to you and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. As an investor or prospective investor, you should review carefully the entire prospectus, any free writing prospectus that may be provided to you in connection with the offering of the common shares and the information incorporated by reference in this prospectus supplement, including the section entitled “Risk Factors” beginning on page S-4 of this prospectus supplement, on page 8 of the accompanying base prospectus, and in our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Commission on March 24, 2022.

When used in this prospectus supplement, the terms the “Company,” “we,” “our” and “us” refer to SFL Corporation Ltd. and/or one or more of its subsidiaries, as the context requires. “SFL Corporation Ltd.” refers only to SFL Corporation Ltd. and not its subsidiaries. The financial information of SFL Corporation Ltd. included or incorporated by reference into this prospectus supplement represents our financial information and the operations of our subsidiaries. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts are presented in, United States dollars and our financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference is prepared in accordance with U.S. GAAP.

Our Company

We are an international ship owning and chartering company with a large and diverse asset base across the maritime and offshore industries. As at April 15, 2022, our assets consist of six crude oil tankers, 15 dry bulk carriers, 31 container vessels (including nine leased-in vessels), six car carriers (including four under construction), one jack-up drilling rig, one ultra-deepwater drilling unit, two chemical tankers, and six oil product tankers included in our wholly owned subsidiaries.

Most of our vessels and rigs are employed under long term charters, which are generally contracted to expire between less than one and 14 years from now. We believe these existing charters provide us with significant and stable base cash flows and high asset utilization, subject to the full performance of the obligations of our counterparties under their agreements with us.

Our primary objective is to continue to grow our business through accretive acquisitions across a diverse range of marine and offshore asset classes. In doing so, our strategy is to generate stable and increasing cash flows by chartering our assets primarily under medium to long-term bareboat or time charters.

Recent and Other Developments

Dividend Reinvestment Plan

On April 12, 2022 our Board of Directors authorized an increase to our dividend reinvestment plan, or DRIP, to facilitate investments by individual and institutional shareholders who wish to invest in our Common Shares on a regular or one time basis or otherwise. On April 15, 2022, we filed a registration statement on Form F-3D to register the sale of 10,000,000 Common Shares pursuant to the DRIP. If certain waiver provisions in the DRIP are requested and granted pursuant to the terms of the plan, we may sell additional shares (up to the amount registered) to investors from time to time under the plan.

Vessel Sales

On April 1, 2022, we announced that we agreed to sell the 2004-built VLCCs Front Energy and Front Force to an unrelated third party. The sales proceeds are estimated to be approximately $70 million including a compensation from Frontline Ltd. for the early termination of the existing charter. Delivery of the vessels to the buyer took place early in the second quarter, and a book gain of approximately $2 million is estimated as a result of the sale.

Corporate Information

We are a holding company incorporated under the laws of Bermuda. We operate through our vessel owning and other subsidiaries incorporated in Bermuda, Liberia, Norway, Cyprus, Singapore, the Marshall Islands and the United Kingdom. Our principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number is +1 (441) 295-9500. We maintain an internet site at https://www.sflcorp.com. The information contained at our internet site is not incorporated by reference into this prospectus supplement, and you should not consider it a part of this prospectus supplement.

THE OFFERING

The Issuer	SFL Corporation Ltd.

Common Shares Outstanding as of April 15, 2022	138,551,387 (1)(2)

Common Shares to be Offered by us	Common shares having an aggregate offering price of up to $100,000,000

Manner of Offering	“At-the-market” offering that may be made from time to time through the sales agent, BTIG. Please read “Plan of Distribution.”

NYSE Symbol	“SFL”

Use of Proceeds	We intend to use the net proceeds from any sales of common shares from this offering, after deducting the sales agent’s commissions and our offering expenses, for general corporate and working capital purposes.

Risk Factors	Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” beginning on page S-4 of this prospectus supplement, on page 8 of the accompanying base prospectus in our Registration Statement on Form F-3, effective May 1, 2020, in our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Commission on March 24, 2022, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying base prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying base prospectus.

(1)

A total of 138,551,387 common shares were outstanding as of March 31, 2022. The total number of issued and outstanding common shares of 138,551,387 includes shares outstanding from share lending arrangements. Included are 8,000,000 shares initially issued and loaned as part of a share lending arrangement relating to the October 2016 issue of the 5.75% convertible notes. After the maturity of these bonds in 2021, the loaned shares were transferred to another party under a general share lending agreement. We have also included 3,765,842 shares which were issued and loaned in December 2018 as part of a share lending arranging relating to the 4.875% convertible notes. These 3,765,842 shares which were issued and loaned, are owned by the Company and are to be returned on or before maturity of the bonds in 2023 pursuant to the terms of the applicable share lending arrangement.

(2)	Excludes shares issuable upon conversion of our 4.875% Convertible Notes. See “Description of Capital Stock.”

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks and the discussion of risks in this prospectus supplement, the accompanying base prospectus, and the documents incorporated into each by reference, including those in our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Commission on March 24, 2022, and the documents we have incorporated by reference in this prospectus supplement, including the section entitled “Risk Factors” in future annual reports that summarize the risks that may materially affect our business before making an investment in our securities. Please see the section in this prospectus supplement entitled “Where You Can Find Additional Information.”

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or the market value of our common shares.

The price of our common shares after this offering may be volatile.

The price of our common shares may fluctuate due to factors such as:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•

mergers and strategic alliances in the maritime and offshore industries, including the crude oil tanker, dry bulk carrier, container vessel, car carrier, jack-up drilling rig, ultra-deepwater drilling, chemical tanker and oil product tanker industries;

•	market conditions in the crude tanker and product tanker industries;

•	changes in government regulation;

•	the failure of securities analysts to publish research about us after this offering, or shortfalls in our operating results from levels forecast by securities analysts;

•	announcements concerning us or our competitors; and

•	the general state of the securities market, and in particular, the length and severity of the ongoing coronavirus pandemic (COVID-19) and its impact on the financial markets.

The seaborne transportation industry has been highly unpredictable and volatile. The market for our common shares in this industry may be equally volatile. Consequently, you may not be able to sell the common shares at prices equal to or greater than those paid by you in this offering.

We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, business combinations, acquisitions of vessels or related businesses, expansion of our operations, repayment of outstanding indebtedness, share repurchases, short term investments, our dividend reinvestment plan, or for other uses, without shareholder approval, in a number of circumstances. Our issuance of additional common shares or other equity securities of equal or senior rank would have, without limitation, the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

In addition, because the sales of our common shares offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these shares will vary and these variations may be significant. Purchasers of our common shares offered hereby may suffer significant dilution if the price they pay is higher than the price paid by other purchasers of our common shares.

Changes in our dividend policy could adversely affect holders of our common shares.

Any dividend on our common shares that we declare is at the discretion of our Board of Directors and subject to the requirements of Bermuda law. We cannot assure you that our dividend will not be reduced or eliminated in the future. Our profitability and corresponding ability to pay dividends is substantially affected by amounts we receive through charter hire and profit sharing payments from our charterers. Our entitlement to profit sharing payments, if any, is based on the financial performance of our vessels which is outside of our control. If our charter hire and profit sharing payments decrease substantially, we may not be able to continue to pay dividends at present levels, or at all. We are also subject to contractual limitations on our ability to pay dividends pursuant to certain debt agreements, and we may agree to additional limitations in the future. Additional factors that could affect our ability to pay dividends include statutory and contractual limitations on the ability of our subsidiaries to pay dividends to us, including under current or future debt arrangements including those of our equity investees.

Because we are a foreign corporation, you may not have the same rights as a shareholder in a U.S. corporation has.

We are a Bermuda exempted company. Bermuda law may not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some jurisdictions in the United States. In addition, most of our directors and officers are not resident in the United States and the majority of our assets are located outside of the United States. As a result, investors may have more difficulty in protecting their interests and enforcing judgments in the face of actions by our management, directors or controlling shareholders than they would with regard to a corporation incorporated in a jurisdiction in the United States.

Our financial results and operations have been and may continue to be adversely affected by the ongoing outbreak of COVID-19, and related governmental responses thereto.

The outbreak of COVID-19 has resulted in numerous actions taken by governments and governmental agencies in an attempt to mitigate the spread of the virus, including travel bans, quarantines, and other emergency public health measures, including lockdown measures. These measures resulted in a significant reduction in global economic activity and extreme volatility in the global financial markets. While many of these measures have since been relaxed, we cannot predict whether and to what degree such measures will be reinstituted in the event of any resurgence in the COVID-19 virus or any variants thereof. If the COVID-19 pandemic continues on a prolonged basis or becomes more severe, the adverse impact on the global economy and the rate environment for dry bulk and other cargo vessels may deteriorate further and our operations and cash flows may be negatively impacted. Relatively weak global economic conditions during periods of volatility have and may continue to have a number of adverse consequences for the shipping sectors in which we operate as we have experienced, including, among other things:

•	low charter rates, particularly for vessels employed on short-term time charters or in the spot market;

•	decreases in the market value of vessels and limited second-hand market for the sale of vessels;

•	limited financing for vessels;

•	loan covenant defaults; and

•	declaration of bankruptcy by certain vessel operators, vessel owners, shipyards and charterers.

The COVID-19 pandemic and measures to contain its spread have negatively impacted regional and global economies and trade patterns in markets in which we operate, the way we operate our business, and the businesses of our charterers and suppliers. These negative impacts could continue or worsen, even after the pandemic itself diminishes or ends. Companies, including us, have also taken precautions, such as requiring employees to work remotely and imposing travel restrictions, while some other businesses have been required to close entirely. Moreover, we face significant risks to our personnel and operations due to the COVID-19 pandemic. Our crews face risk of exposure to COVID-19 as a result of travel to ports in which cases of COVID-19 have been reported. Our shore-based personnel likewise face risk of such exposure, as we maintain offices in areas that have been impacted by the spread of COVID-19.

Measures against COVID-19 in a number of countries have restricted crew rotations on our vessels, which may continue or become more severe. As a result, in 2021, we experienced and may continue to experience disruptions to our normal vessel operations caused by increased deviation time associated with positioning our vessels to countries in which we can undertake a crew rotation in compliance with such measures. Delays in crew rotations have led to issues with crew fatigue and may continue to do so, which may result in delays or other operational issues. We have had and expect to continue to have increased expenses due to incremental fuel consumption and days in which our vessels are unable to earn revenue in order to deviate to certain ports on which we would ordinarily not call during a typical voyage. We may also incur additional expenses associated with testing, personal protective equipment, quarantines, and travel expenses such as airfare costs in order to perform crew rotations in the current environment. In 2021, delays in crew rotations have also caused us to incur additional costs related to crew bonuses paid to retain the existing crew members on board and may continue to do so.

Moreover COVID-19 and governmental and other measures related to it have led to a highly difficult environment in which to acquire and dispose of vessels given difficulty to physically inspect vessels. The impact of COVID-19 has also resulted in reduced industrial activity globally, and more specifically in China, with temporary closures of factories and other facilities, labor shortages and restrictions on travel.

This and future epidemics may affect personnel operating payment systems through which we receive revenues from the chartering of our vessels or pay for our expenses, resulting in delays in payments. We continue to focus on our employees’ well-being, whilst making sure that their operations continue undisrupted and at the same time, adapting to the new ways of operating. As such employees are encouraged and in certain cases required to operate remotely which significantly increases the risk of cyber security attacks.

The occurrence or continued occurrence of any of the foregoing events or other epidemics or an increase in the severity or duration of the COVID-19 or other epidemics could have a material adverse effect on our business, results of operations, cash flows, financial condition, value of our vessels, and ability to pay dividends.

Our arrangements with the charterers of our drilling rigs are in transition and the failure of the charterers of our drilling rigs to meet their obligations to us under our lease agreements, or material change to the terms of such agreements, could have a material adverse effect on our business, financial condition, results of operations and cash flows, ability to pay dividends to our shareholders and compliance with covenants in our credit facilities.

The failure of the charterers of our drilling rigs to meet their respective obligations to us under our existing lease agreements, or any material changes to the commercial terms of such agreements, including reductions in the charter rates payable to us, or any material payments that we are required to make under our guarantees or any acceleration of our debt as a result of an event of default thereunder would likely have material adverse effect on our business, financial condition, results of operations and cash flows, ability to pay dividends to our shareholders and compliance with covenants in our credit facilities.

As of December 31, 2021, a significant portion of our net income and operating cash flows was generated from our leases with subsidiaries of Seadrill, which disclosed on February 10, 2021 that it and most of its subsidiaries filed Chapter 11 cases in the Southern District of Texas, USA.

Pursuant to an amendment to our charter agreement with subsidiaries of Seadrill for the West Hercules that we entered into in August 2021, the West Hercules is contracted to be employed with an oil major into the second half of 2022, prior to being redelivered to us in Norway. Following the expiration or early termination of this contract, West Hercules may be offhire for an indeterminate period of time and we may be required to arrange significant levels of investments to reactivate this drilling rig. Additionally, in February 2022, we agreed to make changes to the chartering and management structure of the West Linus, pursuant to which the drilling contract with ConocoPhillips is expected to be assigned from the current operator to one of our subsidiaries upon the new operator receiving necessary regulatory approvals.

For additional information please see “Item 5.B.—Liquidity and Capital Resources—Debt in Associated Companies” of our Annual Report on Form 20-F for the year ended December 31, 2021.

USE OF PROCEEDS

We intend to use the net proceeds from any sales of common shares from this offering, after deducting the sales agent’s commissions and our offering expenses, for general corporate purposes, including working capital. We continuously evaluate potential transactions that we believe will be accretive to earnings, enhance shareholder value or are in the best interests of the Company. Any funds received may be used by us for any corporate purpose, which may include pursuit of other business combinations, the acquisition of vessels or related businesses, the expansion of our operations, repayment of existing debt, share repurchases, short term investments or other uses.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2021, on:

•	an actual basis;

•

an as adjusted basis to give effect to this offering and the application of the proceeds therefrom. This calculation assumes the issuance and sale of 9,469,696 common shares using an assumed price of $10.56 per share, which is the closing price of our common shares on the NYSE on April 13, 2022, resulting in assumed net proceeds of approximately $99 million, after sales commissions and estimated offering expenses. The actual number of shares issued, and the price at which they are issued, may differ depending on the timing of the sales.

You should read the information below in conjunction with the section of this prospectus supplement entitled “Use of Proceeds” and the consolidated financial statements and related notes included in our annual report on Form 20-F for the year ended December 31, 2021, filed with the Commission on March 24, 2022, and incorporated by reference herein.

(in thousands of $)	Actual	As adjusted for this offering
Cash and cash equivalents	$145,622	$244,437
Debt
Secured bank debt	$1,253,481	$1,253,481
4.875% senior unsecured convertible notes due 2023	$137,900	$137,900
NOK700 million senior unsecured bonds due 2023	$79,507	$79,507
NOK700 million senior unsecured bonds due 2024	$78,939	$78,939
NOK600 million senior unsecured floating rate bonds due 2025	$61,334	$61,334
7.25% senior unsecured sustainability-linked bonds due 2026	$150,000	$150,000
Lease debt financing	$126,955	$126,955
Borrowings secured on Frontline shares	$15,639	$15,639
Total debt	$1,903,755	$1,903,755

Share capital	$1,386	$1,480
Additional paid in capital	$621,037	$719,177
Other equity	$359,904	$359,904
Total shareholders’ equity (1)	$982,327	$1,081,142

Total capitalization (2)	$2,886,082	$2,984,897

(1)

300,000,000 common shares authorized, par value $0.01 per share; as of December 31, 2021, 138,551,387 common shares issued and outstanding on an actual and as adjusted basis; Includes 8,000,000 shares initially issued and loaned as part of a share lending arrangement relating to the issue in October 2016 of the 5.75% senior unsecured convertible bonds. After the maturity of these bonds in 2021, the Company entered into a general share lending agreement with another counterparty and the 8,000,000 shares were transferred into its custody. The number of common shares outstanding as of December 31, 2021 also includes 3,765,842 shares issued from up to 7,000,000 shares issuable under a share lending arrangement relating to the Company’s issuance of its 4.875% senior unsecured convertible bonds in April and May 2018. These 3,765,842 shares, which were issued and loaned, are owned by the Company and are to be returned on or before maturity of the bonds in 2023 pursuant to the terms of the applicable share lending arrangement. Accordingly, the total 11,765,842 of loaned shares are not included in the number of common shares outstanding as of December 31, 2021. Excludes shares issuable upon conversion of our 4.875% Convertible Notes. See “Description of Capital Stock.”

(2)	The total capitalization equals total debt plus shareholders’ equity.

DIVIDEND POLICY

Our Board of Directors adopted a policy in May 2004 in connection with our public listing, whereby we seek to pay a regular quarterly dividend, the amount of which is based on our contracted revenues and growth prospects. Our goal is to increase our quarterly dividend as we grow the business, but the timing and amount of dividends, if any, is at the sole discretion of our Board of Directors and will depend upon, among other things, our operating results, financial condition, cash requirements, restrictions in terms of financing arrangements and other relevant factors.

We have paid dividends for 72 consecutive quarters. Our ability to pay dividends is always subject to the discretion of our Board of Directors, the requirements of Bermuda law and the limitations contained in our bond and debt facilities and there can be no assurance we will continue to pay dividends in similar amounts, if at all. Please see “Risk Factors—Changes in our dividend policy could adversely affect holders of our common shares.”

We have paid the following cash dividends in 2013, 2014, 2015, 2016 2017, 2018, 2019, 2020, 2021 and 2022:

Payment Date	Amount Per Share
2013
June 28, 2013	$0.39
September 27, 2013	$0.39
December 30, 2013	$0.39
2014
March 28, 2014	$0.40
June 30, 2014	$0.41
September 30, 2014	$0.41
December 30, 2014	$0.41
2015
March 27, 2015	$0.42
June 30, 2015	$0.43
September 30, 2015	$0.44
December 30, 2015	$0.45
2016
March 31, 2016	$0.45
June 29, 2016	$0.45
September 29, 2016	$0.45
December 29, 2016	$0.45
2017
March 30, 2017	$0.45
June 30, 2017	$0.45
September 29, 2017	$0.35
December 29, 2017	$0.35
2018
March 27, 2018	$0.35
June 29, 2018	$0.35
September 27, 2018	$0.35
December 28, 2018	$0.35
2019
March 23, 2019	$0.35
June 28, 2019	$0.35
September 23, 2019	$0.35
December 27, 2019	$0.35

Payment Date	Amount Per Share
2020
March 25, 2020	$0.35
June 30, 2020	$0.25
September 30, 2020	$0.25
December 30, 2020	$0.25
2021
March 30, 2021	$0.15
June 29, 2021	$0.15
September 29, 2021	$0.15
December 29, 2021	$0.18
2022
March 29, 2022	$0.20

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the description of our capital stock and the material terms of our amended Memorandum of Association and Bye-laws. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of capital stock and the material terms of our amended Memorandum of Association and Bye-laws contained in our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Commission on March 24, 2022, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein, together with our amended Memorandum of Association and Bye-laws, copies of which have been filed as exhibits thereto. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information.”

Purpose

The Memorandum of Association of the Company was previously filed on May 21, 2004 as Exhibit 3.1 to its Registration Statement on Form F-4 (File No. 333-115705) and is incorporated by reference herein.

The purposes and powers of the Company are set forth in Items 6(1) and 7(a) through (h) of its Memorandum of Association and in the Second Schedule of the Companies Act of 1981 of Bermuda. These purposes include exploring, drilling, moving, transporting and refining petroleum and hydro-carbon products, including oil and oil products; acquiring, owning, chartering, selling, managing and operating ships and aircraft; the entering into of any guarantee, contract, indemnity or suretyship to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

The Company’s Bye-laws

At the 2007 Annual General Meeting of the Company, the shareholders voted to amend the Company’s Bye-laws to ensure conformity with recent revisions to the Companies Act 1981 of Bermuda, as amended. These amended Bye-laws of the Company, as adopted by the Company’s shareholders on September 28, 2007, and as further amended on September 20, 2013 and September 23, 2016 are hereby incorporated by reference into this prospectus supplement.

Bermuda law permits the Bye-laws of a Bermuda company to contain provisions exempting (except in relation to an allegation of fraud or dishonesty proved against them) from personal liability a director, alternate director, officer, member of a committee authorized under Bye-law 98, resident representative or their respective heirs, executors or administrators to the company from any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof. Bermuda law also grants companies the power generally to indemnify directors, alternate directors and officers of the company and any members authorized under Bye-law 98, resident representatives or their respective heirs, executors or administrators if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the company or member of a committee authorized under Bye-law 98, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company’s request.

The Company’s shareholders have no pre-emptive, subscription, redemption, conversion or sinking fund rights. Shareholders are entitled to one vote for each share held of record on all matters submitted to a vote of the Company’s shareholders. Shareholders have no cumulative voting rights. Shareholders are entitled to dividends if and when they are declared by the Company’s Board of Directors, subject to any preferred dividend right of holders of any preference shares. Directors to be elected by shareholders require a simple majority of votes cast at a meeting at which a quorum is present. For all other matters, unless a different majority is required by law or the Company’s Bye-laws, resolutions to be approved by shareholders require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Upon the Company’s liquidation, dissolution or winding up, shareholders will be entitled under Bermuda law to receive, ratably, its net assets available after the payment of all its debts and liabilities and any preference amount owed to any preference shareholders. The rights of shareholders, including the right to elect directors, are subject to the rights of any series of preference shares the Company may issue in the future.

Under the Company’s Bye-laws, annual meetings of shareholders will be held at a time and place selected by its Board of Directors each calendar year, but in no event shall any such meeting be held in Norway or the United Kingdom. Special meetings of shareholders may be called by its Board of Directors at any time and, pursuant to Bermuda law, special meetings must be called at the request of shareholders holding at least 10% of the Company’s paid-up share capital carrying the right to vote at general meetings. Under the Company’s Bye-laws, five days’ notice of an annual meeting or any special meeting must be given to each shareholder entitled to vote at that meeting. Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a meeting. The Company’s Board of Directors may set a record date at any time before or after any date on which such notice is dispatched.

Special rights attaching to any class of the Company’s shares may be altered or abrogated with the consent in writing of not less than 75% of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.

The Company’s Bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. The Company’s Bye-laws provide its Board of Directors the authority to exercise all of the powers of the Company to borrow money and to mortgage or charge all or any part of the Company’s property and assets as collateral security for any debt, liability or obligation. The Company’s directors are not required to retire because of their age, and the Company’s directors are not required to be holders of the Company’s common shares. The Company’s Board of Directors shall at all times comprise a majority of directors who are not resident in the United Kingdom. Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting.

The Company’s Bye-laws provide that no director, alternate director, officer, person or member of a committee authorized under Bye-law 98, if any, resident representative, or his heirs, executors or administrators, which the Company refers to collectively as an indemnitee, is liable for the acts, receipts, neglects or defaults of any other such person or any person involved in the Company’s formation, or for any loss or expense incurred by the Company through the insufficiency or deficiency of title to any property acquired by the Company, or for the insufficiency or deficiency of any security in or upon which any of the Company’s monies shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default or oversight on his part, or for any other loss, damage or misfortune whatsoever which shall happen in relation to the execution of his duties, or supposed duties, to the Company or otherwise in relation thereto. Each indemnitee will be indemnified and held harmless out of the Company’s funds to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, alternate director, officer, committee member or resident representative in his reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election. In addition, each indemnitee shall be indemnified against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted. The Company is authorized to purchase insurance to cover any liability an indemnitee may incur under the indemnification provisions of the Company’s Bye-laws.

Authorized Capitalization

Under the Company’s amended Memorandum of Association, the Company’s authorized capital consists of $3,000,000, comprising 300,000,000 common shares, which may include related purchase rights for the Company’s common or preferred shares, having a par value of $0.01 each, of which 138,551,387 common shares are issued and outstanding as of the date of this prospectus supplement. As of the date of this prospectus supplement, we have $137,900,000 aggregate principal amount of 4.875% Convertible Notes due May 1, 2023, which may be converted into our common shares any time prior to the respective maturity date in accordance with the terms of the applicable indenture. As of April 15, 2022, the conversion rate was 77.5267 common shares per $1,000 principal amount of the 4.875% Convertible Notes due May 1, 2023, in each case subject to adjustment in accordance with the terms of the applicable indenture.

At the Company’s Annual General Meeting held in August 2020, an adjustment of the Company’s share capital was approved, whereby the number of authorized shares was increased from 200,000,000 to 300,000,000 common shares, par value $0.01 per share.

Share History

In November 2016, the Board of Directors renewed a share option scheme originally approved in November 2006, permitting the directors to grant options in our shares to our employees, officers and directors or our subsidiaries. The fair value cost of options granted is recognized in the statement of operations, with a corresponding amount credited to additional paid in capital. The additional paid-in capital arising from share options granted was $1.0 million in 2021 (2020: $1.0 million).

In April 2018, we issued a total of 3,765,842 new shares of par value $0.01 each from up to 7,000,000 issuable under a share lending arrangement in relation with our issuance of 4.875% senior unsecured convertible bonds in April and May 2018. The shares issued have been loaned to affiliates of the underwriters of the bond issue in order to assist investors in the bonds to hedge their position. The bonds are convertible into common shares and mature on May 1, 2023. As required by ASC 470-20 “Debt with Conversion and Other Options”, we calculated the equity component of the convertible bond, which was valued at $7.9 million at issue date and recorded as “Additional paid-in capital”. (See Note 21 Short-Term and Long-Term Debt). During the year ended December 31, 2021, we purchased bonds with principal amounts totaling $2.0 million (2020: $8.4 million). The equity component of these extinguished bonds was valued at $0.1 million (2020: $0.3 million) and has been deducted from “Additional paid-in capital”.

On May 1, 2020, we filed a registration statement to register the sale of up to 10,000,000 Common Shares pursuant to the dividend reinvestment plan, (“DRIP”) to facilitate investments by individual and institutional shareholders who wish to invest dividend payments received on shares owned or other cash amounts, in our Common Shares on a regular basis, one time basis or otherwise. If certain waiver provisions in the DRIP are requested and granted pursuant to the terms of the plan, we may grant additional share sales to investors from time to time up to the amount registered under the plan.

In May 2020, we entered into the Original Agreement with BTIG under which we may, from time to time, offer and sell new ordinary shares having aggregate sales proceeds of up to $100.0 million through an ATM.

At our Annual General Meeting held in August 2020, a resolution was passed to approve an increase of our authorized share capital from $2,000,000 equivalent to 200,000,000 common shares of $0.01 par value each to $3,000,000 equivalent to 300,000,000 common shares of $0.01 par value each by the authorization of an additional 100,000,000 common shares of $0.01 par value each.

During the year ended December 31, 2021, we issued and sold 10.7 million (2020: 8.4 million) shares under these DRIP and ATM arrangements and total proceeds of $89.4 million net of costs were received (2020: $61.6 million), resulting in a premium on issue of $89.3 million (2020: $61.4 million).

In November 2016, the Board of Directors renewed our Share Option Scheme (the “Option Scheme”), originally approved in November 2006. The Option Scheme permits the Board of Directors, at its discretion, to grant options to our employees, officers and directors or our subsidiaries. The fair value cost of options granted is recognized in the statement of operations, and the corresponding amount is credited to additional paid in capital (see also Note 24: Share Option Plan).

In the year ended December 31, 2021, 129,000 options were exercised, and we made a cash payment of $0.1 million in lieu of issuing shares under the Option Scheme.

In May 2021, we awarded a total of 480,000 options to officers, employees and directors, pursuant to the Option Scheme. The options have a five-year term and a three-year vesting period and the first options will be exercisable from May 2022 onwards. The initial strike price was $8.79 per share.

In February 2022, the Company awarded a total of 435,000 options to officers, employees and directors, pursuant to the Option Scheme. The options have a five-year term and a three-year vesting period and the first options will be exercisable from February 2023 onwards. The initial strike price was $8.73 per share.

No new shares were issued following the exercise of share options in the year ended December 31, 2021. In 2020, we issued 6,869 new shares of $0.01 each following the exercise of 17,500 share options (2019: 18,246 new shares issued to satisfy 65,000 options exercised). The weighted average exercise price of the options exercised in 2020 was $8.63 per share.

During 2021, we paid four dividends totaling $0.63 per common share (2020: four dividends totaling $1.00 per common share), or a total of $77.6 million (2020: $109.4 million). All dividends paid in 2021 and 2020 were cash payments paid from contributed surplus.

On February 16, 2022, the Board of Directors of the Company declared a dividend of $0.20 per share which was paid in cash on or around March 29, 2022.

Following the above transactions, as of December 31, 2021, our issued and fully paid share capital balance was $1.4 million, our additional paid-in capital was $621.0 million and our contributed surplus balance was $461.8 million.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive, ratably, all dividends, if any, declared by the Company’s Board of Directors out of funds legally available for dividends. Upon the Company’s dissolution or liquidation or the sale of all or substantially all of the Company’s assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of the Company’s common shares will be entitled to receive pro rata the Company’s remaining assets available for distribution. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of the Company’s securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares which the Company may issue in the future.

Preferred Shares

The material terms of any series of preferred shares that the Company offers through a prospectus supplement will be described in that prospectus supplement. The Company’s Board of Directors is authorized, subject to shareholder approval, to provide for the issuance of preferred shares in one or more series with designations as may be stated in the shareholder resolution or resolutions providing for the issue of such preferred shares. At the time that any series of the Company’s preferred shares is authorized, the Company will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. The Company could issue preferred shares which have voting, conversion and other rights that could adversely affect the holders of the Company’s common shares or make it more difficult to effect a change in control. The Company’s preferred shares could be used to dilute the share ownership of persons seeking to obtain control of the Company and thereby hinder a possible takeover attempt which, if the Company’s shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to the Company’s shareholders.

Registrar and Transfer Agent

The registrar and transfer agent for our common shares is Computershare Trust Company, N.A.

Listing

Our common shares are listed on the NYSE under the symbol “SFL.”

TAXATION

The following is a discussion of the material U.S. federal income and Bermuda tax considerations relevant to the purchase, ownership and sale by a U.S. Holder and a Non-U.S. Holder, each as defined below, of common shares acquired pursuant to this Prospectus Supplement. This discussion does not purport to deal with the tax consequences of owning our common shares to all categories of investors, some of which, such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in partners or other pass-through entities for U.S. federal income tax purposes, dealers in securities or currencies, U.S. Holders whose functional currency is not the U.S. dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our stock, investors that are subject to “base erosion and anti-avoidance tax” and investor that are required to recognize income no later than when such income is recognized on an applicable financial statement, may be subject to special rules. This discussion deals only with holders who purchased common shares in this offering and hold such common shares as a capital asset. This discussion does not purport to deal with the tax consequences of owning our common shares by holders of convertible notes being concurrently offered. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our common shares.

U.S. Taxation

Taxation of the Company’s Shipping Income: In General

The Company, through its subsidiaries, anticipates that it will derive a significant portion of its gross income from the use and operation of vessels in international commerce and that this income will principally consist of freights from the transportation of cargoes, hire or lease from time or voyage charters and the performance of services directly related thereto, which the Company refers to as “shipping income.”

Shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered to be 50% derived from sources within the United States. Shipping income attributable to transportation that both begins and ends in the United States will be considered to be 100% derived from sources within the United States. The Company is not permitted by law to engage in transportation that gives rise to 100% U.S. source income.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to U.S. federal income tax.

Based upon the Company’s anticipated shipping operations, the Company’s vessels will operate in various parts of the world, including to or from U.S. ports. Unless exempt from U.S. federal income taxation under Section 883 of the Code, the Company will be subject to U.S. federal income taxation, in the manner discussed below, to the extent its shipping income is considered derived from sources within the United States.

Application of Section 883 of the Code

Under the relevant provisions of Section 883 of the Code, or Section 883, the Company will be exempt from U.S. federal income taxation on its U.S. source shipping income if:

(i)    It is organized in a “qualified foreign country,” which is one that grants an equivalent exemption from tax to corporations organized in the United States in respect of the shipping income for which exemption is being claimed under Section 883, and which the Company refers to as the Country of Organization Requirement; and

(ii)    It can satisfy any one of the following two stock ownership requirements for more than half the days during the taxable year:

(A)    the Company’s stock is “primarily and regularly traded on an established securities market” located in the United States or a “qualified foreign country,” which the Company refers to as the Publicly-Traded Test; or

(B)    more than 50% of the Company’s stock, in terms of value, is beneficially owned by any combination of one or more individuals who are residents of a “qualified foreign country” or foreign corporations that satisfy the Country of Organization Requirement and the Publicly-Traded Test, which the Company refers to as the 50% Ownership Test. The Marshall Islands, Malta and Cyprus, the countries of incorporation of certain of the Company’s vessel-owning subsidiaries, are “qualified foreign countries.” Accordingly, the Company and its vessel-owning subsidiaries satisfy the Country of Organization Requirement.

Therefore, the Company’s eligibility to qualify for exemption under Section 883 is wholly dependent upon being able to satisfy one of the stock ownership requirements.

As discussed below, for the 2021 taxable year we believe the Company satisfied the Publicly-Traded Test, since on more than half the days in the taxable year we believe the Company’s common shares were primarily and regularly traded on an established securities market in the United States, namely the NYSE. It is anticipated the Company will continue to satisfy the Publicly-Traded Test in the current taxable year, although no assurance can be given in this regard.

As to the Publicly-Traded Test, the Treasury Regulations under Section 883 provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that is traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country.

The Publicly-Traded Test also requires our common shares be “regularly traded” on an established securities market. Under the Treasury Regulations, our common shares are considered to be “regularly traded” on an established securities market if shares representing more than 50% of our outstanding common shares, by both total combined voting power of all classes of stock entitled to vote and total value, are listed on the market, referred to as the “listing threshold.” The Treasury Regulations further require that with respect to each class of stock relied upon to meet the listing threshold (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year, which is referred to as the “trading frequency test”, and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year (as appropriately adjusted in the case of a short taxable year), which is referred to as the “trading volume test.” Even if we do not satisfy both the trading frequency and trading volume tests, the Treasury Regulations provide that the trading frequency and trading volume tests will be deemed satisfied if our common shares are traded on an established securities market in the United States and such stock is regularly quoted by dealers making a market in our common shares, such as the NYSE on which our common shares are listed.

Notwithstanding the foregoing, our common shares will not be considered to be regularly traded on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding common shares are owned, actually or constructively under certain stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the value of our common shares, which we refer to as the 5 Percent Override Rule.

In order to determine the persons who actually or constructively own 5% or more of our common shares, or 5% Shareholders, we are permitted to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the U.S. Securities and Exchange Commission as having a 5% or more beneficial interest in our common shares. In addition, an investment company identified on a Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

As discussed below, for the 2021 taxable year we believe the Company satisfied the Publicly-Traded Test, since on more than half the days in the taxable year we believe the Company’s common shares were primarily and regularly traded on an established securities market in the United States, namely the NYSE. It is anticipated the Company will continue to satisfy the Publicly-Traded Test in the current taxable year, although no assurance can be given in this regard.

In the event the 5 Percent Override Rule is triggered, the 5 Percent Override Rule will nevertheless not apply if we can establish that among the closely-held group of 5% Shareholders, there are sufficient 5% Shareholders that are considered to be “qualified shareholders” for purposes of Section 883 to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of our common shares for more than half the number of days during the taxable year.

In any year that the 5 Percent Override Rule is triggered with respect to us, we are eligible for the exemption from tax under Section 883 only if we can nevertheless satisfy the Publicly-Traded Test (which requires, among other things, showing that the exception to the 5 Percent Override Rule applies) or if we can satisfy the 50% Ownership Test. In either case, certain substantiation and reporting requirements regarding the identity of our shareholders must be satisfied in order to qualify for the Section 883 exemption. These requirements are onerous and there is no assurance that we would be able to satisfy them.

Taxation in Absence of the Section 883 Exemption

To the extent the benefits of Section 883 are unavailable with respect to any item of U.S. source income, the Company’s U.S. source shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, which we refer to as the “4% gross basis tax regime.” Since, under the sourcing rules described above, no more than 50% of the Company’s shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on the Company’s shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S. source shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S. source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed a rate of 21%. In addition, we may be subject to the 30% “branch profits” tax on earnings “effectively connected” with the conduct of such U.S. trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of such U.S. trade or business.

Our U.S. source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

(i)    we had, or were considered to have, a fixed place of business in the United States involved in the earning of U.S. source shipping income; and

(ii)    substantially all of our U.S. source shipping income were attributable to regularly scheduled transportation, such as the operation of a vessel that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States, or, in the case of income from the chartering of a vessel, were attributable to a fixed place of business in the United States.

We do not have, nor will we permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source shipping income is or will be “effectively connected” with the conduct of a U.S. trade or business.

Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

U.S. Taxation of Our Other Income

In addition to our shipping operations, we charter drill rigs to third parties who conduct drilling operations in various parts of the world. Since we are not engaged in a trade or business in the United States, we do not expect to be subject to U.S. federal income tax on any of our income from such charters.

Taxation of U.S. Holders

The following is a discussion of the material U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder, as defined below, with respect to our common shares. This discussion does not purport to deal with the tax consequences of owning our common shares to all categories of investors, some of which may be subject to special rules. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our common shares.

As used herein, the term U.S. Holder means a beneficial owner of our common shares that (i) is a U.S. citizen or resident, a U.S. corporation or other U.S. entity taxable as a corporation, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (a) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has in effect a valid election to be treated as a United States person for U.S. federal income tax purposes, (ii) owns our common shares as a capital asset, generally, for investment purposes, and (iii) owns less than 10% of our common shares for U.S. federal income tax purposes.

If a partnership holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common shares, you are encouraged to consult your own tax advisor regarding this issue.

Distributions

Subject to the discussion below under “Passive Foreign Investment Company Status and Significant Tax Consequences”, any distributions made by us with respect to our common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will generally not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.

Dividends paid on our common shares to a U.S. Holder who is an individual, trust or estate, which we refer to as a U.S. Individual Holder, will generally be treated as “qualified dividend income” that is taxable to such U.S. Individual Holders at preferential tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the NYSE, on which our common shares are listed); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (see discussion below); and (3) the U.S. Individual Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend.

There is no assurance that any dividends paid on our common shares will be eligible for these preferential rates in the hands of a U.S. Individual Holder. Any dividends paid by the Company which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Sale, Exchange or other Disposition of Common Shares

Subject to the discussion below under “Passive Foreign Investment Company Status and Significant Tax Consequences”, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such common shares. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the common shares is greater than one year at the time of the sale, exchange or other disposition. Otherwise, it will be treated as short-term capital gain or loss. Long term capital gains of a U.S. Individual Holder may be eligible for preferential tax rates. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares, either at least 75% of our gross income for such taxable year consists of “passive income” (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, “passive income.”

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Although there is no legal authority directly on point, we believe that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering activities of our wholly-owned subsidiaries more likely than not constitutes services income, rather than rental income. Correspondingly, we believe that such income does not constitute “passive income,” and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. This position is principally based upon the positions that (1) our time charter income will constitute services income, rather than rental income, and (2) Frontline Management and Golden Ocean Management, which provide services to certain of our time-chartered vessels, will be respected as separate entities from Frontline Shipping and the Golden Ocean Charterer, with which they are respectively affiliated.

We intend to take the position that we were not a PFIC for our 2021 taxable year. For the 2022 taxable year and future taxable years, depending upon the relative amount of income we derive from our various assets as well as their relative fair market values, it is possible that we may be treated as a PFIC.

We note that there is no direct legal authority under the PFIC rules addressing our current and proposed method of operation. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a significant risk that the IRS or a court of law could determine that we are a PFIC.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund”, which election we refer to as a QEF Election. As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common shares, as discussed below, and which election we refer to as a Mark-to-Market Election. In any event, if we were to be treated as a PFIC for any taxable year, a U.S. Holder may be required to file IRS form 8621 with the IRS for that year with respect to such U.S. Holder’s common shares.

This discussion does not discuss all of the relevant material considerations that apply to holders of our convertible notes. Please refer to offering materials for such notes for a discussion of the PFIC considerations applicable to holders of our notes.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF Election, which U.S. Holder we refer to as an Electing Holder, the Electing Holder must report each year for U.S. federal income tax purposes its pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. A U.S. Holder may make a QEF Election with respect to any taxable year that we are a PFIC by filing one copy of IRS Form 8621 with its U.S. federal income tax return. To make a QEF Election, a U.S. Holder must receive annually certain tax information from us. There can be no assurances that we will be able to provide such information annually. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common shares.

Taxation of U.S. Holders Making a Mark-to-Market Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate, our common shares are treated as “marketable stock,” a U.S. Holder would be permitted to make a Mark-to-Market Election with respect to our common shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the Mark-to-Market Election. A U.S. Holder’s tax basis in its common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF Election or a Mark-to-Market Election for that year, whom we refer to as a Non-Electing Holder, would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common shares in a taxable year in excess of 125 % of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of our common shares. Under these special rules:

(i)    the excess distribution or gain would be allocated ratably over the Non-Electing Holders’ aggregate holding period for the common shares;

(ii)    the amount allocated to the current taxable year and any taxable years before the Company became a PFIC would be taxed as ordinary income; and

(iii)    the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common shares. If we were a PFIC, and a Non-Electing Holder who is an individual died while owning our common shares, such holder’s successor generally would not receive a step-up in tax basis with respect to such common shares.

Taxation of Non-U.S. Holders

A beneficial owner of common shares (other than a partnership) that is not a U.S. Holder is referred to herein as a Non-U.S. Holder.

Dividends on Common Shares

Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on dividends received from us with respect to our common shares, unless that dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a U.S. income tax treaty with respect to those dividends, that income is taxable, or taxable at the full rate, only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Shares

Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares, unless:

(i)    the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

(ii)    the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from the common shares, including dividends and the gain from the sale, exchange or other disposition of the common shares, that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to “backup withholding” if you are a non-corporate U.S. Holder and you:

(i)    fail to provide an accurate taxpayer identification number;

(ii)    are notified by the IRS that you have failed to report all interest or dividends required to be shown on your U.S. federal income tax returns; or

(iii)    in certain circumstances, fail to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on an applicable IRS Form W-8.

If you are a Non-U.S. Holder and you sell your common shares to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or otherwise establish an exemption. If you sell your common shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, including a payment made to you outside the United States, if you sell your common shares through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, our common shares, unless the shares are held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations under this legislation.

Bermuda Taxation

Under current Bermuda law, we are not subject to tax on income or capital gains. We have received from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to us or to any of our operations or shares, debentures or other obligations, until March 31, 2035. We could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to us. We and our subsidiaries incorporated in Bermuda pay annual government fees to the Bermuda government.

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement with BTIG under which we may issue and sell from time to time up to $100,000,000 of our common shares through BTIG, as our sales agent. Sales of our common shares, if any, will be made in privately negotiated transactions, as block transactions or by any other method or payment permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE or sales made to or through a market maker or through an electronic communications network or any other trading market for our common shares. If authorized by us in writing, BTIG may purchase our common shares as principal.

The Sales Agreement amends and restates the Original Agreement that we entered into on May 13, 2020. Upon entry into the Sales Agreement we terminated our prior “at-the-market” program established in May 2020 pursuant to the Original Agreement. The aggregate amount we may sell under the Sales Agreement is in addition to the approximately 11,388,275 of our common shares with an aggregate sales price of $91,252,246 which were sold under the Original Agreement. BTIG will offer our common shares subject to the terms and conditions of the Sales Agreement on a daily basis or as otherwise agreed upon by us and BTIG. We will designate the maximum amount of common shares to be sold through BTIG on a daily basis or otherwise determine such maximum amount together with BTIG. Subject to the terms and conditions of the Sales Agreement, BTIG will use its commercially reasonable efforts to sell on our behalf all of the common shares requested to be sold by us. We may instruct BTIG not to sell our common shares if the sales cannot be effected at or above the price designated by us in any such instruction. BTIG or we may suspend the offering of our common shares being made through BTIG under the Sales Agreement upon proper notice to the other party. BTIG and we each have the right, by giving written notice as specified in the Sales Agreement, to terminate the Sales Agreement in each party’s sole discretion at any time.

The aggregate compensation payable to BTIG as sales agent from the sales of common shares pursuant to the Sales Agreement will be an amount equal to the sum of: (a) 1.0% of the gross proceeds of all sales of common shares for a per share price of less than or equal to the daily volume weighted average price as reported by Bloomberg for such trading day (the “Daily VWAP’) and (b) 1.25% of the gross proceeds of all sales of common shares for a per share price that are higher than the Daily VWAP. We have also agreed to reimburse BTIG for out-of-pocket expenses incurred by BTIG, including the fees and disbursements of counsel to BTIG in an amount equal to $60,000, in connection with the establishment of this offering program and in an amount equal to $5,000 per quarter in connection with ongoing transactions pursuant to the Sales Agreement. In accordance with FINRA Rule 5110 these reimbursed fees and expenses are deemed underwriting compensation in connection with this offering. We estimate that the total expenses of the offering payable by us, excluding commissions payable to BTIG under the Sales Agreement, will be approximately $185,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common shares.

BTIG will provide written confirmation to us following the close of trading on the NYSE on each day in which common shares are sold through it as sales agent under the Sales Agreement. Each confirmation will include the number of shares of common shares sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.

We will report at least quarterly the number of shares of common shares sold through BTIG under the Sales Agreement, the net proceeds to us and the compensation paid by us to BTIG in connection with the sales of common shares.

Settlement for sales of common shares will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of our common shares on our behalf, BTIG may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to BTIG may be deemed to be underwriting commissions or discounts. We have agreed in the Sales Agreement to provide indemnification and contribution to BTIG against certain liabilities, including liabilities under the Securities Act. As sales agent, BTIG will not engage in any transactions that stabilizes our common shares.

Our common shares are listed on the NYSE and trade under the symbol “SFL.” The registrar and transfer agent of our common shares is Computershare Trust Company, N.A.

BTIG and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

Commission Registration Fee	$9,270
Legal Fees and Expenses	$75,000
Accountants’ Fees and Expenses	$100,000
Miscellaneous Costs	$730
Total	$185,000

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed upon for us by MJM Limited with respect to matters of Bermuda law and by Seward & Kissel LLP, New York, New York, with respect to matters of U.S. and Marshall Islands law. The sales agent has been represented in connection with this offering by Goodwin Procter LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from our Annual Report on Form 20-F for the year ended December 31, 2021 and the effectiveness of our internal control over financial reporting as of December 31, 2021 have been audited by MSPC Certified Public Accountants and Advisors, A Professional Corporation, an independent registered public accounting firm, as stated in their report, which is incorporated in this prospectus supplement by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement and the accompanying base prospectus are parts of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. This prospectus supplement is part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus supplement or the accompanying base prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to those filed documents. The information listed below filed by the Company is incorporated by reference and is considered to be a part of this prospectus supplement, and information that the Company files later with the Commission before all of the securities offered by this prospectus supplement are sold will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

•	The Company’s Report of Foreign Issuer on Form 6-K, filed with the Commission on April 4, 2022;

•

The Company’s Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Commission on March 24, 2022, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•	Form 8-A12B, filed with the Commission on May 26, 2004, registering the Company’s common shares under Section 12(b) of the Exchange Act, and any amendment filed thereto.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and current reports on Form 6-K that the Company furnishes to the Commission after the date of this prospectus supplement that state they are incorporated by reference into this prospectus supplement until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying base prospectus.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the sales agent has not, authorized any other person to provide you with different information. We and the sales agent take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the sales agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

We will provide without charge to each person to whom this prospectus supplement is delivered a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits, unless those exhibits are specifically incorporated by reference into those documents) upon written or oral request. Requests for those documents should be directed to our principal executive office at the following address:

SFL Corporation Ltd.

Par la Ville Place, 4th Floor

14 Par la Ville Road

Hamilton HM 08, Bermuda

Tel: 1 800-715-6374

Email: ir@sflcorp.com

Attn: Investor Relations

INFORMATION PROVIDED BY THE COMPANY

The Company will furnish holders of its common shares with annual reports containing audited financial statements and a report by its independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While the Company furnishes proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” the Company’s officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS

SFL CORPORATION LTD.

Common Shares

Preferred Shares

Debt Securities (Which May be Guaranteed by SFL Finance Sub)

Guarantees

Warrants

Purchase Contracts

Rights

Units

SFL FINANCE CORPORATION LTD.

Preferred Shares

Debt Securities

Guarantees

Through this prospectus, SFL Corporation Ltd. (“SFL Parent”) may periodically offer:

(1)	common shares;

(2)	preferred shares;

(3)	debt securities (which may be guaranteed by SFL Finance Sub);

(4)	guarantees;

(5)	warrants;

(6)	purchase contracts;

(7)	its rights; and

(8)	its units.

SFL Parent may also offer securities of the type listed above that are convertible or exchangeable into one or more of the securities listed above.

Through this prospectus, SFL Finance Corporation Ltd. (“SFL Finance Sub”) may periodically offer its preferred shares, debt securities and other “debt-like securities” as permitted under the U.S. securities laws, which will be fully and unconditionally guaranteed by SFL Parent pursuant to a guarantee agreement to be entered into in connection with such offering. In addition, SFL Finance Sub may periodically guarantee certain securities of SFL Parent.

The prices and other terms of the securities of SFL Parent and SFL Finance Sub that are covered by this prospectus will be determined at the time of their offering and will be described in a supplement to this prospectus.

SFL Parent’s common shares are currently listed on the New York Stock Exchange, or the NYSE, under the symbol “SFL.”

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 8 of this prospectus and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 1, 2020.

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ABOUT THIS PROSPECTUS

Unless otherwise specified, when used in this prospectus, (i) the terms “SFL Corporation Ltd.,” “SFL,” “Company,” “we,” “us,” and “our” refer to SFL Corporation Ltd. and its subsidiaries, including SFL Finance Corporation Ltd., as applicable, (ii) “SFL Parent” refers to SFL Corporation Ltd. and (iii) the term “SFL Finance Sub” refers to SFL Finance Corporation Ltd.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.

This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below and any documents incorporated by reference in this prospectus and in any prospectus supplement.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information provided in that registration statement. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

Specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act of 1972 and related regulations, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that, where any equity securities of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of such company from and/or to a non-resident of Bermuda, for so long as any equity securities of such company remain so listed. The NYSE is deemed to be an appointed stock exchange under Bermuda Law. In granting such permission, the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus of the registration statement of which it forms part. This prospectus does not need to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Companies Act 1981 of Bermuda, or the Companies Act, pursuant to provisions incorporated therein following the enactment of the Companies Amendment Act 2013. Such provisions state that a prospectus in respect of the offer of shares in a Bermuda company whose equities are listed on an appointed stock exchange under Bermuda law does not need to be filed in Bermuda, so long as the company in question complies with the requirements of such appointed stock exchange in relation thereto.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. We use the term twenty-foot equivalent units, or “TEU”, in describing container vessels to refer to the number of standard twenty foot containers that the vessel can carry.

SFL Corporation Ltd.

We are an international ship owning and chartering company with a large and diverse asset base across the maritime and offshore industries. As at April 30, 2020, our assets consist of seven crude oil tankers, 22 dry bulk carriers, 48 container vessels (including 11 capital lease vessels), two car carriers, one jack-up drilling rig, two ultra-deepwater drilling units, two chemical tankers and two oil product tankers.

Most or our vessels and rigs are employed under long term charters, which are generally contracted to expire between one and 14 years from now. We believe these existing charters provide us with significant and stable base cash flows and high asset utilization, subject to the full performance of the obligations of our counterparties under their agreements with us. The fixed-rate charter backlog as of December 31, 2019 and adjusted for subsequent vessel sales and charter cancellations was approximately $3.6 billion, with an average remaining charter term of nearly five years, or nearly eight years if weighted by charter revenue. Some of our charters include purchase options on behalf of the charterer, which if exercised would reduce our remaining charter coverage and contracted cash flow, but increase our cash position. The amount of actual revenues earned and the actual periods during which revenues are earned may be different from the backlog projections due to various factors including, off-hire caused by unscheduled repairs, maintenance and other factors.

Our primary objective is to continue to grow our business through accretive acquisitions across a diverse range of marine and offshore asset classes. In doing so, our strategy is to generate stable and increasing cash flows by chartering our assets primarily under medium to long-term bareboat or time charters.

We own a substantially modern fleet of vessels. The following table sets forth the fleet that we own or charter-in as of April 30, 2020. All of the VLCCs, Suezmax tankers, product tankers and chemical tankers are double-hull vessels.

	Approximate			Lease	Charter Termination
Vessel	Built	Dwt.	Flag	Classification	Date
VLCCs
Front Energy	2004	305,000	MI	Direct Financing	2027
Front Force	2004	305,000	MI	Direct Financing	2027
Hunter Atla	2019	300,000	MI	Leaseback assets	2024
Hunter Saga	2019	300,000	MI	Leaseback assets	2024
Hunter Laga	2019	300,000	MI	Leaseback assets	2024
Suezmaxes
Glorycrown	2009	156,000	MI	n/a	n/a	(2)
Everbright	2010	156,000	MI	n/a	n/a	(2)

	Approximate			Lease	Charter Termination
Vessel	Built	Dwt.	Flag	Classification	Date
Capesize Dry Bulk Carriers
Belgravia	2009	170,000	MI	Operating	2025	(1)
Battersea	2009	170,000	MI	Operating	2025	(1)
Golden Magnum	2009	180,000	HK	Operating	2025	(1)
Golden Beijing	2010	176,000	HK	Operating	2025	(1)
Golden Future	2010	176,000	HK	Operating	2025	(1)
Golden Zhejiang	2010	176,000	HK	Operating	2025	(1)
Golden Zhoushan	2011	176,000	HK	Operating	2025	(1)
KSL China	2013	180,000	MI	Operating	2025	(1)
Kamsarmax Dry Bulk Carriers
Sinochart Beijing	2012	82,000	HK	Operating	2022
Min Sheng 1	2012	82,000	HK	Operating	2022
Handysize Dry Bulk Carriers
SFL Spey	2011	34,000	HK	n/a	n/a	(2)
SFL Medway	2011	34,000	HK	n/a	n/a	(2)
SFL Trent	2012	34,000	HK	n/a	n/a	(2)
SFL Kent	2012	34,000	HK	n/a	n/a	(2)
SFL Tyne	2012	32,000	HK	n/a	n/a	(2)
SFL Clyde	2012	32,000	HK	n/a	n/a	(2)
SFL Dee	2013	32,000	HK	n/a	n/a	(2)
Product Tankers
SFL Trinity	2017	114,000	MI	Operating	2024
SFL Sabine	2017	114,000	MI	Operating	2024
Chemical Tankers
Maria Victoria V	2008	17,000	PAN	Operating	2021	(1)
SC Guangzhou	2008	17,000	PAN	Operating	2021	(1)
Container vessels
MSC Margarita	2001	5,800 TEU	LIB	Sales Type	2024	(1) (5)
MSC Vidhi	2002	5,800 TEU	LIB	Sales Type	2024	(1) (5)
MSC Vaishnavi R.	2002	4,100 TEU	LIB	Operating	2021
MSC Julia R.	2002	4,100 TEU	LIB	Operating	2021
MSC Arushi R.	2002	4,100 TEU	LIB	Operating	2021
MSC Katya R.	2002	4,100 TEU	LIB	Operating	2021
MSC Anisha R.	2002	4,100 TEU	LIB	Operating	2020	(1)
MSC Vidisha R.	2002	4,100 TEU	LIB	Operating	2020	(1)
MSC Zlata R.	2002	4,100 TEU	LIB	Operating	2020	(1)
MSC Alice	2003	1,700 TEU	MI	Sales Type	2022	(1)
Asian Ace	2005	1,700 TEU	MAL	n/a	n/a	(2)
Green Ace	2005	1,700 TEU	MAL	n/a	n/a	(2)
San Felipe	2014	8,700 TEU	MI	Operating	2024
San Felix	2014	8,700 TEU	MI	Operating	2024
San Fernando	2015	8,700 TEU	MI	Operating	2025
San Francisca	2015	8,700 TEU	MI	Operating	2025
Maersk Sarat	2015	9,500 TEU	LIB	Operating	2024
Maersk Skarstind	2016	9,500 TEU	LIB	Operating	2024
Maersk Shivling	2016	9,300 TEU	LIB	Operating	2025
MSC Anna	2016	19,200 TEU	LIB	Direct Financing	2031	(1) (3)
MSC Viviana	2017	19,200 TEU	LIB	Direct Financing	2032	(1) (3)
MSC Alabama	1996	3,424 TEU	PAN	Direct Financing	2025	(1)

	Approximate			Lease	Charter Termination
Vessel	Built	Dwt.	Flag	Classification	Date
MSC Alyssa	2001	4,354 TEU	PAN	Direct Financing	2025	(1)
MSC Belle	1998	1,098 TEU	PAN	Direct Financing	2025	(1)
MSC Caitlin	1998	1,733 TEU	LIB	Direct Financing	2025	(1)
MSC Edith	1998	1,733 TEU	LIB	Direct Financing	2025	(1)
MSC Erminia	1993	3,720 TEU	PAN	Direct Financing	2025	(1)
MSC Giannina	1997	2,061 TEU	PT	Direct Financing	2025	(1)
MSC Himanshi	1997	2,072 TEU	LIB	Direct Financing	2025	(1)
MSC Japan	1996	3,424 TEU	PAN	Direct Financing	2025	(1)
MSC Jemima	1994	2,394 TEU	PAN	Direct Financing	2025	(1)
MSC Korea	1996	3,424 TEU	PAN	Direct Financing	2025	(1)
MSC Mandy	1993	3,007 TEU	PAN	Direct Financing	2025	(1)
MSC Nilgun	1994	2,394 TEU	PAN	Direct Financing	2025	(1)
MSC Rossella	1993	3,502 TEU	PAN	Direct Financing	2025	(1)
MSC Santhya	1991	3,005 TEU	PAN	Direct Financing	2025	(1)
Thalassa Axia	2014	13,800 TEU	LIB	Operating	2024	(4)
Thalassa Doxa	2014	13,800 TEU	LIB	Operating	2024	(4)
Thalassa Mana	2014	13,800 TEU	LIB	Operating	2024	(4)
Thalassa Tyhi	2014	13,800 TEU	LIB	Operating	2024	(4)
Cap San Vincent	2015	10,600 TEU	MI	Operating	2024	(1) (4)
Cap San Lazaro	2015	10,600 TEU	MI	Operating	2024	(1) (4)
Cap San Juan	2015	10,600 TEU	MI	Operating	2024	(1) (4)
MSC Erica	2016	19.400 TEU	LIB	Direct Financing	2033	(1) (3)
MSC Reef	2016	19.400 TEU	LIB	Direct Financing	2033	(1) (3)
MSC England	2001	4,132 TEU	LIB	Leaseback assets	2025	(1)
MSC Sarah	2000	4,400 TEU	LIB	Leaseback assets	2025	(1)
MSC Positano	1997	2,456 TEU	LIB	Leaseback assets	2025	(1)

Car Carriers
Composer	2005	6,500 CEU	HK	n/a	n/a	(2)
Conductor	2006	6,500 CEU	PAN	n/a	n/a	(2)
Jack-Up Drilling Rigs
West Linus	2014	450 ft	NOR	Direct Financing	2029	(1)
Ultra-Deepwater Drill Units
West Hercules	2008	10,000 ft	PAN	Direct Financing	2024	(1)
West Taurus	2008	10,000 ft	PAN	Direct Financing	2024	(1)
Supramax Dry Bulk Carriers
SFL Hudson	2009	57,000	MI	Operating	2020
SFL Yukon	2010	57,000	HK	n/a	n/a	(2)
SFL Sara	2011	57,000	HK	n/a	n/a	(2)
SFL Kate	2011	57,000	HK	Operating	2021
SFL Humber	2012	57,000	HK	Operating	2022

Key to Flags: BA—Bahamas, CYP—Cyprus, HK—Hong Kong, LIB—Liberia, MAL—Malta, MI—Marshall Islands, PAN—Panama, PT—Portugal, NOR—Norway.

Notes:

(1)	Charterer has purchase options or obligations during the term or at the end of the charter.

(2)	Currently employed on a short-term charter or trading in the spot market.
(3)	Vessel chartered-in and out on direct financing leases.
(4)	Vessel chartered-in as capital leases and out as operating leases.
(5)	These vessels were extended in 2019 and lease classification changed from operating leases to sales type leases.

Substantially, all of our owned vessels and rigs are pledged under mortgages, excluding three of the 1,700 TEU container vessels and two chemical tankers.

Other than our interests in the vessels and drilling units described above, we do not own any material physical properties. We lease office space in Oslo from Seatankers Management Norway AS and in London from Frontline Corporate Services Ltd, both related parties.

Our primary objective is to continue to grow our business through accretive acquisitions, which may include acquisitions of vessels and acquiring other companies, across a diverse range of marine and offshore asset classes. In doing so, our strategy is to expand and diversify our customer base and generate stable and increasing cash flows by chartering our assets primarily under medium to long-term bareboat or time charters.

As of the date of this prospectus we have paid dividends for 64 consecutive quarters. For the years ended December 31, 2017, 2018, and 2019 we paid aggregate dividends in cash to our shareholders in the amounts of  $152.9 million ($1.60 per share), $149.3 million ($1.40 per share) and $151 million ($1.40 per share) respectively. Our ability to pay dividends is always subject to the discretion of our Board of Directors, the requirements of Bermuda law and the limitations contained in our bond and debt facilities and there can be no assurance we will continue to pay dividends in equal amounts, if at all.

Corporate Information

We are a holding company incorporated under the laws of Bermuda. We operate through our vessel owning and other subsidiaries incorporated in Bermuda, Liberia, Norway, Cyprus, Malta, the Marshall Islands and the United Kingdom. Our principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number is +1 (441) 295-9500. We maintain an internet site at https://www.sflcorp.com/. The information contained at our internet site is not incorporated by reference into this prospectus, and you should not consider it a part of this prospectus.

The information above concerning us is only a summary and does not purport to be comprehensive or complete. For additional information about us, you should refer to the information described in “Where You Can Find Additional Information” in this prospectus.

SFL Finance Corporation Ltd.

SFL Finance Sub is a wholly-owned finance subsidiary of SFL Parent, incorporated under the laws of the Republic of the Marshall Islands on December 3, 2019. The sole business of SFL Finance Sub is to issue securities in various markets and advance the net proceeds to SFL Parent and its subsidiaries. SFL Finance Sub does not currently have any operations, revenues or assets. Any offering of securities by SFL Finance Sub pursuant to this prospectus and the related prospectus supplement will be fully and unconditionally guaranteed by SFL Parent pursuant to a guarantee agreement to be entered into in connection with such offering. SFL Finance Sub was incorporated for an indefinite period of time.

SFL Finance Sub’s registered office is located at Ajeltake Road, Ajeltake Island, MH 96960 Majuro, Marshall Islands, and its telephone number is +1 (441) 295-9500.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus, and any prospectus supplement, and the documents that we have filed with the Securities and Exchange Commission (the “Commission”) that are incorporated by reference into this prospectus, or any prospectus supplement, may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement pursuant to this safe harbor legislation. This prospectus, and any prospectus supplement, and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance and are not intended to give any assurance as to future results. When used in this prospectus, and any prospectus supplement, the words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “will,” “may,” “should,” “expect,” “targets,” “likely,” “would,” “could” “seeks,” “continue,” “possible,” “might,” “pending” and similar expressions, terms or phrases may identify forward-looking statements.

The forward-looking statements herein are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. We are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated. In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to:

•	the strength of world economies;

•	our ability to generate cash to service our indebtedness;

•	our ability to continue to satisfy our financial and other covenants, or obtain waivers relating to such covenants from our lenders under our credit facilities;

•

the availability of financing and refinancing, as well as our ability to obtain such financing or refinancing in the future to fund capital expenditures, acquisitions and other general corporate activities and our ability to comply with the restrictions and other covenants in our financing arrangements;

•	our counterparties’ ability or willingness to honor their obligations under agreements with it;

•	fluctuations in currencies and interest rates;

•	general market conditions including fluctuations in charter hire rates and vessel values;

•	availability of skilled workers and the related labor costs;

•	our dependence on key personnel, adequacy of insurance coverage, and our ability to obtain indemnities from customers, changes in laws, treaties or regulations;

•	changes in supply and generally the number, size and form of providers of goods and services in the markets in which we operate;

•	changes in demand in the markets in which we operate;

•	changes in demand resulting from changes in the Organization of the Petroleum Exporting Countries’ petroleum production levels and worldwide oil consumption and storage;

•	developments regarding the technologies relating to oil exploration and the effects of new products and new technology in our industry;

•	changes in market demand in countries which import commodities and finished goods and changes in the amount and location of the production of those commodities and finished goods;

•	increased inspection procedures and more restrictive import and export controls;

•	the imposition of sanctions by the Office of Foreign Assets Control of the Department of the U.S. Treasury or pursuant to other applicable laws or regulations against us or any of our subsidiaries;

•

compliance with governmental, tax, environmental and safety regulation, any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery;

•	changes in our operating expenses, including bunker prices, drydocking and insurance costs;

•	the impact of the discontinuance of the London Inter-bank Offered Rate (“LIBOR”) after 2021 on any of our debt that references LIBOR in the interest rate;

•	the volatility of the price of our common shares;

•	our incorporation under the laws of Bermuda and the different rights to relief that may be available compared to other countries, including the United States;

•	performance of our charterers and other counterparties with whom we deal;

•	the impact of any restructuring of the counterparties with whom we deal, including any potential restructuring of Deep Sea Supply Shipowning II AS and Solstad Offshore ASA or Solstad or Seadrill;

•	timely delivery of vessels under construction within the contracted price;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	the length and severity of the recent coronavirus outbreak (COVID-19) and its impact on the demand for commercial seaborne transportation and the condition of the financial markets;

•	potential disruption of shipping routes due to accidents;

•	piracy or political events; and

•

other important factors described under the heading “Risk Factors” in this prospectus and in our annual report on Form 20-F for the year ended December 31, 2019, as well as those described from time to time in the reports filed by us with the Commission.

This prospectus, and any prospectus supplement, may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in other documents and reports that are filed with or submitted to the Commission, in other information sent to our security holders, and in other written materials. We also caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus, and any prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks and the discussion of risks under the heading “Risk Factors” in any applicable prospectus supplement hereto or in our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on March 27, 2020, and the documents we have incorporated by reference in this prospectus, including the section entitled “Risk Factors” in future annual reports that summarize the risks that may materially affect our business before making an investment in our securities. Please see the section in this prospectus entitled “Where You Can Find Additional Information.”

USE OF PROCEEDS

We intend to use net proceeds from the sale of securities as set forth in the applicable prospectus supplement, which may include general corporate purposes, asset purchases, debt repayment and strategic transactions.

CAPITALIZATION

Each prospectus supplement will include information relating to SFL Parent’s consolidated capitalization.

ENFORCEMENT OF CIVIL LIABILITIES

There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

SFL Finance Sub is a Marshall Islands company, and its principal executive offices are located outside the United States in Hamilton, Bermuda. Some of its directors, officers and the experts named in this prospectus reside outside the United States. In addition, a substantial portion of its assets and the assets of certain of its directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon SFL Finance Sub or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against SFL Finance Sub or these persons.

DESCRIPTION OF SFL PARENT’S SHARE CAPITAL

The following is a description of the material terms of SFL Parent’s amended Memorandum of Association and Bye-laws.

Purpose

The Memorandum of Association of SFL Parent was previously filed on May 21, 2004 as Exhibit 3.1 to its Registration Statement on Form F-4 (File No. 333-115705) and is incorporated by reference herein.

The purposes and powers of SFL Parent are set forth in Items 6(1) and 7(a) through (h) of its Memorandum of Association and in the Second Schedule of the Companies Act of 1981 of Bermuda. These purposes include exploring, drilling, moving, transporting and refining petroleum and hydro-carbon products, including oil and oil products; acquiring, owning, chartering, selling, managing and operating ships and aircraft; the entering into of any guarantee, contract, indemnity or suretyship to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

SFL Parent’s Bye-laws

At the 2007 Annual General Meeting of SFL Parent, the shareholders voted to amend SFL Parent’s Bye-laws to ensure conformity with recent revisions to the Companies Act 1981 of Bermuda, as amended. These amended Bye-laws of SFL Parent, as adopted by SFL Parent’s shareholders on September 28, 2007, and as further amended on September 20, 2013 and September 23, 2016 are hereby incorporated by reference into this prospectus.

Bermuda law permits the Bye-laws of a Bermuda company to contain provisions exempting (except in relation to an allegation of fraud or dishonesty proved against them) from personal liability a director, alternate director, officer, member of a committee authorized under Bye-law 98, resident representative or their respective heirs, executors or administrators to the company from any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof. Bermuda law also grants companies the power generally to indemnify directors, alternate directors and officers of the company and any members authorized under Bye-law 98, resident representatives or their respective heirs, executors or administrators if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the company or member of a committee authorized under Bye-law 98, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company’s request.

SFL Parent’s shareholders have no pre-emptive, subscription, redemption, conversion or sinking fund rights. Shareholders are entitled to one vote for each share held of record on all matters submitted to a vote of SFL Parent’s shareholders. Shareholders have no cumulative voting rights. Shareholders are entitled to dividends if and when they are declared by SFL Parent’s Board of Directors, subject to any preferred dividend right of holders of any preference shares. Directors to be elected by shareholders require a simple majority of votes cast at a meeting at which a quorum is present. For all other matters, unless a different majority is required by law or SFL Parent’s Bye-laws, resolutions to be approved by shareholders require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Upon SFL Parent’s liquidation, dissolution or winding up, shareholders will be entitled under Bermuda law to receive, ratably, its net assets available after the payment of all its debts and liabilities and any preference amount owed to any preference shareholders. The rights of shareholders, including the right to elect directors, are subject to the rights of any series of preference shares SFL Parent may issue in the future.

Under SFL Parent’s Bye-laws, annual meetings of shareholders will be held at a time and place selected by its Board of Directors each calendar year, but in no event shall any such meeting be held in Norway or the United Kingdom. Special meetings of shareholders may be called by its Board of Directors at any time and, pursuant to Bermuda law, special meetings must be called at the request of shareholders holding at least 10% of SFL Parent’s paid-up share capital carrying the right to vote at general meetings. Under SFL Parent’s Bye-laws, five days’ notice of an annual meeting or any special meeting must be given to each shareholder entitled to vote at that meeting. Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a meeting. SFL Parent’s Board of Directors may set a record date at any time before or after any date on which such notice is dispatched.

Special rights attaching to any class of SFL Parent’s shares may be altered or abrogated with the consent in writing of not less than 75% of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.

SFL Parent’s Bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with SFL Parent or in which SFL Parent is otherwise interested. SFL Parent’s Bye-laws provide its Board of Directors the authority to exercise all of the powers of SFL Parent to borrow money and to mortgage or charge all or any part of SFL Parent’s property and assets as collateral security for any debt, liability or obligation. SFL Parent’s directors are not required to retire because of their age, and SFL Parent’s directors are not required to be holders of SFL Parent’s common shares. SFL Parent’s Board of Directors shall at all times comprise a majority of directors who are not resident in the United Kingdom. Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting.

SFL Parent’s Bye-laws provide that no director, alternate director, officer, person or member of a committee authorized under Bye-law 98, if any, resident representative, or his heirs, executors or administrators, which SFL Parent refers to collectively as an indemnitee, is liable for the acts, receipts, neglects or defaults of any other such person or any person involved in SFL Parent’s formation, or for any loss or expense incurred by SFL Parent through the insufficiency or deficiency of title to any property acquired by SFL Parent, or for the insufficiency or deficiency of any security in or upon which any of SFL Parent’s monies shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default or oversight on his part, or for any other loss, damage or misfortune whatsoever which shall happen in relation to the execution of his duties, or supposed duties, to SFL Parent or otherwise in relation thereto. Each indemnitee will be indemnified and held harmless out of SFL Parent’s funds to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, alternate director, officer, committee member or resident representative in his reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election. In addition, each indemnitee shall be indemnified against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted. SFL Parent is authorized to purchase insurance to cover any liability an indemnitee may incur under the indemnification provisions of SFL Parent’s Bye-laws.

Authorized Capitalization

Under SFL Parent’s amended Memorandum of Association, SFL Parent’s authorized capital consists of $2,000,000, comprising 200,000,000 common shares, which may include related purchase rights for SFL Parent’s common or preferred shares, having a par value of $0.01 each, of which 119,398,179 are issued and outstanding as of April 30, 2020.

At SFL Parent’s Annual General Meeting held in September 2018, an adjustment of SFL Parent’s share capital was approved, whereby the number of authorized shares was increased from 150,000,000 to 200,000,000 common shares, par value $0.01 per share.

Share History

In November 2016, in conjunction with SFL Parent’s issue of senior unsecured convertible bonds totaling $225 million, SFL Parent issued 8,000,000 common shares, par value $0.01 per share. The shares were issued at par value and have been loaned to an affiliate of one of the underwriters of the bond issue in order to assist investors in the bonds to hedge their position.

In October 2017, SFL Parent issued a total of 9,418,798 common shares following separate privately negotiated transactions with certain holders of the 3.25% senior unsecured convertible bonds due 2018 for the conversion of a principal amount of $121.0 million from the outstanding balance of the convertible bonds.

In 2018 and 2017, under its share option scheme, SFL Parent issued a total of zero and 7,500 common shares at $0.01 each, respectively, following the exercise of share options.

In February 2018, SFL Parent redeemed the full outstanding amount under the 3.25% senior unsecured convertible bonds due 2018. The remaining outstanding principal amount of $63.2 million was paid in cash, and the premium settled in common shares with the issue of 651,365 common shares.

In April 2018, SFL Parent issued a total of 3,765,842 common shares, par value $0.01 per share, pursuant to a share lending arrangement in connection with its issuance of 4.875% senior unsecured convertible bonds in April and May 2018. The shares issued have been loaned to affiliates of the underwriters of the bond issue in order to assist investors in the bonds to hedge their position. The bonds are convertible into common shares and mature on May 1, 2023.

In May 2018, SFL Parent issued a total of 4,024,984 common shares as part of the consideration paid for the acquisition of four 2014 built container vessels, each with approximately 13,800 TEU carrying capacity. The vessels are employed under long-term time-charters to an unrelated third party.

At SFL Parent’s Annual General Meeting in September 2018, a resolution was passed to approve an increase of SFL Parent’s authorized share capital from $1,500,000 divided into 150,000,000 common shares of $0.01 par value each to $2,000,000 divided into 200,000,000 common shares of $0.01 par value each, as referenced above.

During the year ended December 31, 2019, SFL Parent issued a total of 18,246 new shares of $0.01 each following the exercise of 65,000 share options. In 2019, $31.9 million of the dividend was paid from contributed surplus. Following the above transactions, as of December 31, 2019, SFL Parent’s issued and fully paid share capital balance was $1.2 million, its additional paid-in capital was $469 million and its contributed surplus balance was $649 million.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive, ratably, all dividends, if any, declared by SFL Parent’s Board of Directors out of funds legally available for dividends. Upon SFL Parent’s dissolution or liquidation or the sale of all or substantially all of SFL Parent’s assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of SFL Parent’s common shares will be entitled to receive pro rata SFL Parent’s remaining assets available for distribution. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of SFL Parent’s securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares which SFL Parent may issue in the future.

Preferred Shares

The material terms of any series of preferred shares that SFL Parent offers through a prospectus supplement will be described in that prospectus supplement. SFL Parent’s Board of Directors is authorized, subject to shareholder approval, to provide for the issuance of preferred shares in one or more series with designations as may be stated in the shareholder resolution or resolutions providing for the issue of such preferred shares. At the time that any series of SFL Parent’s preferred shares is authorized, SFL Parent will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. SFL Parent could issue preferred shares which have voting, conversion and other rights that could adversely affect the holders of SFL Parent’s common shares or make it more difficult to effect a change in control. SFL Parent’s preferred shares could be used to dilute the share ownership of persons seeking to obtain control of SFL Parent and thereby hinder a possible takeover attempt which, if SFL Parent’s shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to SFL Parent’s shareholders.

SFL Finance Sub may issue preferred shares on terms similar to what is described in the preceding paragraph.

DESCRIPTION OF PREFERENCE SHARES

As described above and as may be specified in the applicable prospectus supplement, we may issue preferred shares. The applicable prospectus supplement will describe the terms of the offered preferred shares. Any preferred shares offered hereby by SFL Finance Sub will be fully and unconditionally guaranteed by SFL Parent pursuant to a guarantee agreement to be entered into in connection with such offering.

Guarantees

Solely with respect to the preferred shares offered hereby by SFL Finance Sub, SFL Finance Sub’s payment obligations under any series of preferred shares offered hereby by SFL Finance Sub will be fully and unconditionally guaranteed by SFL Parent pursuant to a guarantee agreement to be entered into in connection with such offering. The applicable prospectus supplement will describe the terms of any guarantees by SFL Parent.

DESCRIPTION OF DEBT SECURITIES

We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended, and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto). The aggregate principal amount of debt securities which may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. SFL Parent’s debt securities may be convertible or exchangeable into any of SFL Parent’s equity or other debt securities. SFL Finance Sub’s debt securities will not be convertible in any event. SFL Finance Sub may also offer and issue “debt-like securities” as permitted under the U.S. securities laws, pursuant to an applicable prospectus supplement. SFL Finance Sub’s debt securities and “debt-like securities” will be fully and unconditionally guaranteed by SFL Parent pursuant to a guarantee agreement to be entered into in connection with such offering, as more fully described below.

The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as “subsequent filings.” The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

We expect that neither indenture will limit the amount of debt securities which may be issued. The debt securities may be issued in one or more series.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•

solely with respect to the debt securities offered hereby by SFL Parent, the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	whether the debt securities will be our senior or subordinated securities;

•	whether the debt securities will be our secured or unsecured obligations;

•	the applicability and terms of any guarantees;

•

the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions, including discharge and defeasance;

•	if other than denominations of $2,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the debt securities;

•	whether the debt securities will be issued in the form of global securities or certificates in registered form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the debt securities; and

•	any other special features of the debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in minimum denominations of $2,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

Senior Debt

We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.

Covenants

Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	our ability to incur either secured or unsecured debt, or both;

•	our ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)

reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal, or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4)

waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)

makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded, annulled, or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in applicable subsequent filings with respect to any class or series of debt securities.

We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

We expect that each indenture will require us to file annually, after debt securities are issued under that indenture with the applicable trustee, a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee indemnity and security reasonably satisfactory to it. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Guarantees

Solely with respect to the debt securities (and any “debt-like securities” as permitted under the U.S. securities laws) hereby offered by SFL Finance Sub, SFL Finance Sub’s payment obligations under any series of debt securities (or “debt-like securities” as permitted under the U.S. securities laws) will be fully and unconditionally guaranteed by SFL Parent. SFL Parent will execute a notation of guarantee as further evidence of its guarantee. The applicable prospectus supplement will describe the terms of any guarantees by SFL Parent.

DESCRIPTION OF WARRANTS

SFL Parent may issue warrants to purchase its debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between SFL Parent and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

SFL Parent may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by SFL Parent as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate SFL Parent to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. SFL Parent may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require SFL Parent to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. SFL Parent’s obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS

SFL Parent may issue rights to purchase its equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, SFL Parent may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by SFL Parent in connection with the rights offering.

The description in the applicable prospectus supplement of any rights SFL Parent offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if SFL Parent offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if SFL Parent offer rights, see “Where You Can Find Additional Information” in this prospectus. SFL Parent urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, SFL Parent may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell or distribute our securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus;

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares; or

•	a combination of the foregoing.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us, or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any of our shareholders may otherwise loan or pledge securities (which may be newly-issued or outstanding securities) to a financial institution or other third party that in turn may sell the securities short using this prospectus or on-lend the securities to third parties who may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our officers and our directors may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or, with respect to the SFL Parent, any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, the maximum underwriting compensation to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act. If five percent (5%) or more of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$	*
FINRA filing fee	$	**

NYSE supplemental listing fee	$	**
Blue sky fees and expenses	$	**

Printing and engraving expenses	$	**
Legal fees and expenses	$	**

Accounting fees and expenses	$	**
Transfer agent and registrar fees	$	**

Indenture trustee fees and expenses	$	**
Miscellaneous	$	**

Total	$	**

*

The Registrant is registering an indeterminate amount of securities under the registration statement and in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of any registration fee until the time the securities are sold under the registration statement pursuant to a prospectus supplement.

**	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by MJM Limited with respect to matters of Bermuda law and by Seward & Kissel LLP, New York, New York, with respect to matters of U.S. and Marshall Islands law.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2019 and the effectiveness of our internal control over financial reporting as of December 31, 2019 have been audited by MSPC Certified Public Accountants and Advisors, A Professional Corporation, an independent registered public accounting firm, as stated in their report, which is incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to those filed documents. The information listed below filed by SFL Parent is incorporated by reference and is considered to be a part of this prospectus, and information that SFL Parent and SFL Finance Sub file later with the Commission before all of the securities offered by this prospectus are sold will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

•	SFL Parent’s Report of Foreign Private Issuer on Form 6-K, filed with the Commission on April 13, 2020;

•

SFL Parent’s Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on March 27, 2020, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•	Form 8-A12B, filed with the Commission on May 26, 2004, registering SFL Parent’s common shares under Section 12(b) of the Exchange Act, and any amendment filed thereto.

We are also incorporating by reference all subsequent annual reports on Form 20-F that SLF Parent file with the Commission and current reports on Form 6-K that SFL Parent furnishes to the Commission after the date of this prospectus that state they are incorporated by reference into this prospectus until we file a post-effective amendment indicating that the offering of the securities made by this prospectus and accompany prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus.

We will provide without charge to each person to whom this prospectus is delivered a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits, unless those exhibits are specifically incorporated by reference into those documents) upon written or oral request. Requests for those documents should be directed to our principal executive office at the following address:

SFL Corporation Ltd.

Par la Ville Place, 4th Floor

14 Par la Ville Road

Hamilton HM 08, Bermuda

Tel: 1 800-715-6374

Email: ir@sflcorp.com

Attn: Investor Relations

Information Provided by SFL Parent

SFL Parent will furnish holders of its common shares with annual reports containing audited financial statements and a report by its independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” SFL Parent is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While SFL Parent furnishes proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” SFL Parent’s officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

$100,000,000

Common Shares

PROSPECTUS SUPPLEMENT

BTIG